EXHIBIT 3.9

                  Resolutions of the Board of Directors
                           Unico, Incorporated
                           As Of April 1, 1992

    The undersigned, being all of the Directors of Unico, Incorporated, an Arizona corporation, acting without a meeting, unanimously consent to and agree to the following resolutions:

    RESOLVED that the Bylaw found in Article II, Section 9 be amended in its entirety so as to read as follows:

     Section 9. Voting of Shares. Each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

    RESOLVED FURTHER, that the Bylaw found in Article II, Section 11 is hereby deleted and repealed in its entirety.

    RESOLVED FURTHER, that this resolution may be executed in several copies, all of which taken together shall be the original and that the officers of the corporation are authorized to carry out the intents and purposes of the foregoing resolutions.

    The undersigned hereby waive notice of meeting and consent to the transaction of the foregoing business.



                     /s/ Ray Brown
                     --------------------
                         Ray Brown


                     /s/ Kiyoshi Kasai
                     --------------------
                         Kiyoshi Kasai


                     /s/ C. Wayne Hartle
                     --------------------
                         C. Wayne Hartle


                     /s/ Walter Harpst
Walter Harpst